EXHIBIT 99.1

Contact:

Greg Carson Chief Financial Officer (510) 580-4500	Howard Kalt Kalt Rosen & Co. (415) 397-2686

ACCRUE SOFTWARE RECEIVES
NOTICE THAT ITS COMMON STOCK WILL BE
DELISTED FROM NASDAQ SMALL CAP MARKET

FREMONT, Calif., Sept. 26, 2002—Accrue Software®, Inc. (NASDAQ: ACRU), today announced that it has received notice from The NASDAQ Stock Market, Inc. that the company’s common stock will be delisted from trading on the Nasdaq SmallCap Market effective with the opening of trading on September 27, 2002, as a result of its common stock not meeting certain minimum listing requirements. The company expects that its common stock will become eligible at that time for trading on the NASD-operated Over-the-Counter Bulletin Board (OTCBB) under the symbol ACRU.

About Accrue

Accrue Software is a provider of enterprise-level analytic solutions designed to help companies understand, predict, and respond to Internet customer behavior. Accrue’s products are designed to enable companies to increase the effectiveness of Internet marketing and merchandising initiatives, better manage customer interactions across multiple channels, and streamline business operations. With Accrue’s solutions, companies transform volumes of complex Internet data into actionable information that executives and managers can use to drive key business decisions and improve the return on their Internet investment. Accrue’s customers include industry leaders such as Citicorp, Dow Jones & Company, Eastman Kodak, Lands’ End, Macy’s, Lycos Europe, and Deutsche Telekom.

Accrue Software was founded in 1996 and is headquartered in Fremont, Calif., with international headquarters in Cologne, Germany. Accrue Software can be reached at 1-888-4ACCRUE or 510-580-4500 and at www.accrue.com.

Accrue is a trademark of Accrue Software, Inc. All other trademarks are the sole property of their respective owners.

Except for the historical information contained herein, the matters discussed in the news release are forward-looking statements. These forward-looking statements are based on our current expectations, made only as of the date of this press release and subject to material risks and uncertainties including, among other things, the risk that the Company’s shares will not be listed on the OTC Bulletin Board and the risk that there will not be a market maker for the Company’s securities or that an active market will not develop. Accrue undertakes no obligation to update or revise such information, whether as a result of new information, future events or otherwise. Actual results could differ materially from these forward-looking statements. These matters and other business risks are described in detail in the Company’s Registration Statement on Form S-1, and in the Company’s other filings, which are on file with the Securities and Exchange Commission (http://www.sec.gov).